Exhibit 23.1



                         Auditor's Consent



The Board of Directors
Merchants Capital Corporation

         We consent to incorporation by reference in the Registration Statement on Form S-8 of Merchants Capital Corporation of our report dated January 17, 1997, relating to the consolidated statements of condition of Merchants Capital Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of earnings, stockholders' equity and changes in financial position for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the December 31, 1996 annual report on Form 10-KSB and the Registration Statement on Form S-8 (dated August 14, 1997) of Merchants Capital Corporation.


/s/ May & Company

May and Company
Vicksburg, Mississippi
July 28, 1997